NEWS RELEASE

For immediate release

CONTACT - Mark G. Eisenschenk, Chief Financial Officer-(651) 456-1403

Printware Announces Pending Sale of Operating Assets

ST. PAUL, MN, September 28, 2001-Printware, Inc. (Nasdaq-NNM: PRTW) today announced the September 27 execution of a definitive purchase agreement to sell substantially all of its operating assets to Printware Acquisition, LLC, ., an investment unit of Renaissance Equity Partners. Renaissance Equity Partners is a private equity fund focused on making investments in traditional businesses and industries that are headquartered primarily in the Upper Midwest. The pending transaction is valued at approximately $2.8 million, subject to adjustment for certain closing items.

The pending transaction includes the sale of inventory, accounts receivable, fixed assets and intellectual property, but does not include Printware's cash, investments and other non-operating assets. Consideration for the transaction consists of $1 million in cash at closing, a 5-year $750,000 promissory note, the purchaser's assumption of accounts payable of approximately $500,000 and a 10% retained equity stake in the business by Printware, Inc.

Commenting on the announcement, Printware's Chairman Gary S. Kohler stated, "Our board of directors believes this transaction is in the best interest of the company and its shareholders. The board also believes that Printware's customers, vendors and employees will benefit from the operation of the business as a private entity."

Continuing, Kohler said, "If the transaction closes as anticipated, our shareholders will continue to own stock in a public corporation with cash and investments of $10 to $12 million, which is well in excess of the current market capitalization of the company of approximately $6.5 million. Following the asset sale, our plans call for utilizing the company's cash and public company structure to facilitate the acquisition of or merger with a high potential operating business. In addition, we may also repurchase shares of the company's common stock or declare one or more cash dividends to our shareholders."

Kohler added, "Printware has been recognized as a top-of-the-line manufacturer of computer-to-plate pre-press equipment and supplies. And, in the face of an economic slowdown, Printware has continued to generate double-digit sales increases; its employees have remained dedicated and customer-focused; and Printware's suppliers and vendors have shown their faithful support in helping Printware grow. Despite these accomplishments, however, there are times and situations when businesses are simply better off being operated as private enterprises."

Stanley Goldberg, Printware President and CEO, commented, "We are extremely happy with the pending acquisition of Printware's day-to-day operations. We believe that our customers and employees will benefit by having owners who are not only supportive of the current business, but who also have the financial resources to allow Printware to achieve its long range goals of profitable growth."

Goldberg further noted, "Once the transaction is completed, and an effective transition has taken place, the current management team and employees will have an opportunity to acquire a significant equity stake in the new operating entity, which will continue to market its products and services under the Printware name."

Subject to obtaining approval of the transaction from shareholders of the Company, the transaction is expected to close prior to November 30, 2001. Printware anticipates proxies will be mailed in mid-October 2001 to its shareholders of record as of September 20, 2001.

Printware, Inc. designs, builds and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work and processing film.

Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.

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